                                                                   Exhibit (h-5)


                            FUND ACCOUNTING AGREEMENT


         AGREEMENT made this 1st day of October, 1998, between PACIFIC CAPITAL FUNDS, a Massachusetts business trust (the "Trust") and BISYS FUND SERVICES OHIO, INC., an Ohio corporation ("Fund Accountant").

         WHEREAS, the Trust desires that Fund Accountant perform certain fund accounting services for each investment portfolio of the Trust, all as now or hereafter may be established from time to time (individually referred to herein as the "Fund" and collectively as the "Funds"); and

         WHEREAS, Fund Accountant is willing to perform such services on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         1.       Services as Fund Accountant.

                  (a) Maintenance of Books and Records. Fund Accountant will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 under the Investment Company Act of 1940 (the "Rule"):

                           (i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

                           (ii) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(I) of the Rule;

                           (iii) Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule; and

                           (iv) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

                  (b) Performance of Daily Accounting Services. In addition to the maintenance of the books and records specified above, Fund Accountant shall perform the following accounting services daily for each Fund:

                           (i) Calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1(b)(ii) below;

                           (ii) Obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from each Fund's investment adviser or its designee, as approved by the Trust's Board of Trustees;

                           (iii) Verify and reconcile with the Funds' custodian all daily trade activity;

                           (iv) Compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;

                           (v) Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

                           (vi) Report to the Trust the daily market pricing of securities in any money market Funds, with the comparison to the amortized cost basis;

                           (vii) Determine unrealized appreciation and depreciation on securities held in variable net asset value Funds;

                           (viii) Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Trust;

                           (ix) Update fund accounting system to reflect rate changes, as received from a Fund's investment adviser, on variable interest rate instruments;

                           (x)      Post Fund transactions to appropriate
                                    categories;

                           (xi) Accrue expenses of each Fund according to instructions received from the Trust's Administrator;

                           (xii) Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

                           (xiii) Provide accounting reports in connection with the Trust's regular annual audit and other audits and examinations by regulatory agencies; and

                           (xiv) Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

                  (c)      Special Reports and Services.

                           (i) Fund Accountant may provide additional special reports upon the request of the Trust or a Fund's investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

                           (ii) Fund Accountant may provide such other similar services with respect to a Fund as may be reasonably requested by the Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

                  (d) Additional Accounting Services. Fund Accountant shall also perform the following additional accounting services for each Fund:

                           (i) Provide monthly a download (and hard copy thereof) of the financial statements described below, upon request of the Trust. The download will include the following items:

                                    Statement of Assets and Liabilities,
                                    Statement of Operations,
                                    Statement of Changes in Net Assets, and
                                    Condensed Financial Information;

                           (ii)     Provide accounting information for the
                                    following:

                                    (A)      federal and state income tax
                                             returns and federal excise tax
                                             returns;

                                    (B)      the Trust's semi-annual reports
                                             with the Securities and Exchange
                                             Commission ("SEC") on Form N-SAR;

                                    (C)      the Trust's annual, semi-annual and
                                             quarterly (if any) shareholder
                                             reports;

                                    (D)      registration statements on Form
                                             N-1A and other filings relating to
                                             the registration of shares;

                                    (E)     the Administrator's monitoring of
                                            the Trust's status as a regulated
                                            investment company under Subchapter
                                            M of the Internal Revenue Code, as
                                            amended;

                                    (F)     annual audit by the Trust's
                                            auditors; and

                                    (G)     examinations performed by the SEC.

                  (e) Independent Contractor. Fund Accountant shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized herein, shall have no authority to act for or represent the Trust in any way and shall not be deemed an agent of the Trust.

         2.       Subcontracting.

                  Fund Accountant may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that Fund Accountant shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that Fund Accountant shall be responsible, to the extent provided in Section 7 hereof, for all acts of such subcontractor as if such acts were its own.

         3.       Compensation.

                  The Trust shall pay Fund Accountant for the services to be provided by Fund Accountant under this Agreement in accordance with, and in the manner set forth in, Schedule A hereto, as such Schedule may be amended from time to time.

         4.       Reimbursement of Expenses.

                  In addition to paying Fund Accountant the fees described in
Section 3 hereof, the Trust agrees to reimburse Fund Accountant for its out-of-pocket expenses in providing services hereunder, including without limitation the following:

         (a) All freight and other delivery and bonding charges incurred by Fund Accountant in delivering materials to and from the Trust;

         (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Fund Accountant in communication with the Trust, the Trust's investment advisor or custodian, dealers or others as required for Fund Accountant to perform the services to be provided hereunder;

         (c) The cost of obtaining security market quotes pursuant to Section l(b)(ii) above;

         (d) The cost of microfilm or microfiche of records or other materials;

         (e) Any expenses Fund Accountant shall incur at the written direction of an officer of the Trust thereunto duly authorized; and

         (f) Any additional out-of-pocket expenses reasonably incurred by Fund Accountant in the performance of its duties and obligations under this Agreement.

         5.       Effective Date.

                  This Agreement shall become effective with respect to a Fund as of the date first written above (or, if a particular Fund is not in existence on that date, on the date such Fund commences operation) (the "Effective Date").

         6.       Term.

                  This Agreement shall continue in effect with respect to a Fund, unless earlier terminated by either party hereto as provided hereunder, until December 31, 2001 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods ("Rollover Periods"). This Agreement may be terminated without penalty (i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of 60 days advance written notice by the party alleging cause. Written notice of nonrenewal must be provided within 60 days of the end of the Initial Term or any Rollover Period, as the case may be.

                  For purposes of this Agreement, "cause" shall mean (a) willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the party to be terminated with respect to its obligations and duties set forth herein; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; (d) a material breach of this Agreement that has not been cured within 30 days following written notice of such breach from the non-breaching party; or (e) any other circumstance which substantially impairs the performance of the obligations and duties of the party to be terminated, or its ability to perform those obligations and duties as contemplated herein.

                  After such termination for so long as Fund Accountant, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect.

Compensation due Fund Accountant and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. Fund Accountant shall be entitled to collect from the Trust, in addition to the compensation described under Section 3 hereof, the amount of all of Fund Accountant's cash disbursements for services in connection with Fund Accountant's activities in effecting such termination, including without limitation the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, Fund Accountant will provide the Trust with reasonable access to any Trust documents or records remaining in its possession.

                  If, for any reason other than nonrenewal, mutual agreement of the parties or "cause", as defined above, Fund Accountant is replaced as Fund Accountant, or if a third party is added to perform all or a part of the services provided by Fund Accountant under this Agreement (excluding any sub-accountant appointed by Fund Accountant as provided in Section 2 hereof), then the Trust shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to Fund Accountant equal to the lesser of the amount due Fund Accountant for: (i) a period of one year commencing on the date Fund Accountant is replaced or a third party is added; or (ii) the remainder of the then-current term of this Agreement, assuming for purposes of calculation of the payment that the amount due Fund Accountant shall be based upon the total combined net asset value of the Funds as shown in their most recently audited financial statements and shall remain constant for the remainder of the then-current term.

                  In the event the Trust is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which Fund Accountant is not retained to provide fund accounting services consistent with this Agreement. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which Fund Accountant is replaced or a third party is added.

         7. Standard of Care; Reliance on Records and Instructions; Indemnification.

                  Fund Accountant shall use its best efforts to insure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by Fund Accountant in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties set forth herein, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby.

                  The Trust agrees to indemnify and hold harmless Fund Accountant, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character, arising out of or in any way relating to any actions taken by Fund Accountant or Fund Accountant's failure to take any actions with respect to the performance of services under this Agreement on behalf of any Fund or based, if applicable, upon reasonable reliance on information, records, instructions or requests with respect to such Fund given or made to Fund Accountant by a duly authorized representative of the Trust; provided that this indemnification shall not apply to actions or omissions of Fund Accountant in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

                  The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Trust may be asked to indemnify or hold Fund Accountant harmless, the Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that Fund Accountant will use all reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Trust, but failure to do so in good faith shall not affect Fund Accountant's rights hereunder.

                  The Trust shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to Fund Accountant, whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain counsel, Fund Accountant shall bear the fees and expenses of any additional counsel retained by it. If the Trust does not elect to assume the defense of a suit, it will reimburse Fund Accountant for the reasonable fees and expenses of any counsel retained by Fund Accountant.

         8.       Record Retention and Confidentiality.

                  Fund Accountant shall keep and maintain on behalf of the Trust all books and records which the Trust and Fund Accountant is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. Fund Accountant further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the Securities and Exchange Commission at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders, except when requested to divulge such information by duly-constituted authorities or court process.

         9.       Reports.

                  Fund Accountant will furnish to the Trust and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by Fund Accountant, or as subsequently agreed upon by the parties pursuant to an amendment hereto. The Trust agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein no later than ten business days from the receipt thereof. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient within ten days after conducting a diligent examination, are not so reported within the aforesaid period of time, a report will for all purposes be accepted by and binding upon the Trust and any other recipient, and, except as provided in
Section 7 hereof, Fund Accountant shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the Trust.

         10.      Rights of Ownership.

                  All computer programs and procedures developed by or on behalf of Fund Accountant to perform services required to be provided by Fund Accountant under this Agreement are the property of Fund Accountant. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

         11.      Return of Records.

                  Fund Accountant may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain Fund Accountant's files, records and documents created and maintained by Fund Accountant pursuant to this Agreement which are no longer needed by Fund Accountant in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records will be retained by Fund Accountant for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

         12.      Representations of the Trust.

                  The Trust certifies to Fund Accountant that: (1) as of the close of business on the Effective Date, each Fund that is in existence as of the Effective Date has authorized unlimited shares, and (2) this Agreement has been duly authorized, executed and delivered by the Trust, and constitutes a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         13.      Representations of Fund Accountant.

                  Fund Accountant represents and warrants that: (1) Fund Accountant will perform comprehensive tests on its systems to simulate the actual turning of the century. These tests shall be intended to identify any operational issues caused by the century change at midnight December 31, 1999. Fund Accountant agrees to implement by December 31, 1998, all necessary updates and changes to its systems, if any, to accommodate the turn of the century;, and
(2) this Agreement has been duly authorized, executed and delivered by Fund Accountant, and constitutes a legal, valid and binding obligation of Fund Accountant, enforceable against Fund Accountant in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         14.      Insurance.

                  Fund Accountant shall notify the Trust should any of Fund Accountant's insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. Fund Accountant shall notify the Trust of any material claims against Fund Accountant with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by Fund Accountant under its insurance coverage.

         15.      Information to be Furnished by the Trust and Funds.

                  The Trust has furnished to Fund Accountant the following:

                  (a) Copies of the Declaration of Trust of the Trust and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

                  (b)      Copies of the following documents:

                           (i)      The Trust's Bylaws and any amendments
                                    thereto; and

                           (ii) Certified copies of resolutions of the Board of Trustees covering the approval of this Agreement, authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct Fund Accountant thereunder.

                  (c) A list of all the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct Fund Accountant in all matters.

                  (d) Two copies of the current Prospectuses and Statements of Additional Information for each Fund.

         16.      Information Furnished by Fund Accountant.

                  Fund Accountant has furnished to the Trust copies of corporate actions covering the following matters:

                           (i)      Approval of this Agreement, and
                                    authorization of a specified officer of Fund
                                    Accountant to execute and deliver this
                                    Agreement; and

                           (ii) Authorization of Fund Accountant to act as fund accountant for the Trust and to provide accounting services for the Trust.

         17.      Amendments to Documents.

                  The Trust shall furnish Fund Accountant written copies of any amendments to, or changes in, any of the items referred to in Section 16 hereof forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statements of Additional Information of the Trust which might have the effect of changing the procedures employed by Fund Accountant in providing the services agreed to hereunder or which amendment might affect the duties of Fund Accountant hereunder unless the Trust first obtains Fund Accountant's approval of such amendments or changes, which shall not be unreasonably withheld.

         18.      Maintenance of Systems and Equipment; Uncontrollable Events.

                  Fund Accountant shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. In the event of computer or other equipment failures beyond its reasonable control, Fund Accountant shall use its best efforts to minimize service interruptions. Fund Accountant represents and warrants that the various procedures and systems which it has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder. Notwithstanding the foregoing, Fund Accountant assumes no responsibility hereunder, and shall not be liable for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. In any such event, Fund Accountant shall, at no additional expense to the Trust, take all steps reasonably necessary to minimize service interruptions.

         19.      Compliance with Law.

                  Except for the obligations of Fund Accountant set forth in
Section 8 hereof, Fund Accountant shall have no responsibility for the preparation, contents and distribution of any prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. Fund Accountant shall have no obligation to take cognizance of any laws relating to the sale of the Trust's shares. Nothing in this Section 19 shall modify the obligations of Fund Accountant, or any affiliate of Fund Accountant under any other agreement with the Trust.

         20.      Notices.

                  Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: if to the Trust, c/o Walter J. Laskey, Chairman, Pacific Capital Funds, 111 South King Street, Honolulu, Hawaii 96813; if to Fund Accountant, at 3435 Stelzer Road, Columbus, Ohio 43219; or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

         21.      Headings.

                  Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         22.      Assignment.

                  This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         23.      Governing Law.

                  This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         24.      Entire Agreement.

                  Effective as of the date set forth above, the Fund Accounting Agreement between the parties dated as of October 29, 1993 is terminated and shall be of no further force or effect except as otherwise set forth therein. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and may not be amended without the written consent of both parties.

         25.      Matters Relating to the Trust as a Massachusetts Business
                  Trust.

                  The names "Pacific Capital Funds" and "Trustees of Pacific Capital Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated as of October 30, 1992, to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "Pacific Capital Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.


                                                PACIFIC CAPITAL FUNDS


                                                By: /s/ Irimga McKay
                                                   -----------------------------

                                                Title: President
                                                       -------------------------



                                                BISYS FUND SERVICES OHIO, INC.


                                                By: /s/ William J. Tomko
                                                    ----------------------------

                                                Title: Executive Vice President
                                                       -------------------------

                                                          Dated: October 1, 1998


                                   SCHEDULE A
                        TO THE FUND ACCOUNTING AGREEMENT
                                     BETWEEN
                              PACIFIC CAPITAL FUNDS
                                       AND
                         BISYS FUND SERVICES OHIO, INC.


                                      FEES


Fund Accountant shall be entitled to receive fees from each Fund in accordance with the following schedule:

Annual Per Fund Fee:

         Three one-hundredths of one percent (.03%) of each Fund's average daily net assets up to three hundred million dollars.

         Two and one-half one-hundredths of one percent (.025%) of each Fund's average daily net assets in excess of three hundred million dollars up to five hundred and fifty million dollars.

         Two one-hundredths of one percent (.02%) of each Fund's average daily net assets in excess of five hundred and fifty million dollars.

Multiple Classes of Shares:

         Classes of shares which have different net asset values or pay different daily dividends will be treated as separate classes, and in addition to the fee schedule above, Fund Accountant will be entitled to receive annual per class fees for any additional classes in excess of three classes as agreed upon in writing between the parties.





                                      A-1